Exhibit 10.1

THE GYMBOREE CORPORATION

500 Howard Street

San Francisco, California 94105

Dear Lynda:

The purpose of this letter agreement (the “Agreement”) is to set out the terms of your transition from your current role as a Senior Advisor to The Gymboree Corporation (the “Company”) to the role of interim Chief Financial Officer. The effective date of this Agreement is July 24, 2014 (the “Effective Date”).

1.	Base Salary. During the Term (as defined below), as full compensation for all services performed by you for the Company and its affiliates, and subject to your performance hereunder, the Company will pay you compensation at an annual rate of $375,000 (the “Base Salary”), less standard payroll deductions and withholdings. During the Term, the Base Salary shall be payable in accordance with the Company’s regular payroll schedule, subject to your continued service to the Company through the date of the payment.

2.	Annual Bonus. You will not be eligible to receive an annual cash bonus under the Company’s annual bonus program in respect of the Company’s 2014 fiscal year or any fiscal year thereafter.

3.	Position and Term. The term of this Agreement (the “Term”) will commence on the Effective Date and will end on the earlier of (i) a date following the conclusion of a transition period (not to exceed 30 days) after the date on which a successor Chief Financial Officer of the Company has commenced employment in such role and (ii) a date specified by the Company in its sole discretion. Unless otherwise determined by the Company, (i) you will serve as the principal financial officer of the Company through the date on which a new Chief Financial Officer is appointed and commences employment in such role and (ii) you agree to provide reasonable transition assistance to the successor Chief Financial Officer for a period not to exceed 30 days following his or her commencement of employment in such role.

4.	Status of Employee Benefits. Throughout the Term, you and your eligible dependents will remain eligible to participate in all employee benefit plans of the Company that are made available generally to senior executive officers of the Company, subject to the terms of such plans; provided that you will not earn vacation or other similar benefits at any time.

5.	Additional Payments. The Company will pay you a lump sum bonus at the end of each three-month period following February 1, 2015 (i.e., the first bonus would be payable on May 1, 2015), provided that as of the date of payment you remain employed by the Company as its interim Chief Financial Officer. If you remain employed as its interim Chief Financial Officer after February 1, 2015 but you resign prior to the end of an applicable three-month period thereafter, the Company will pay you a pro-rated portion (based on the number of days you were employed during the three-month period) of the applicable $50,000 payment within 30 days of your termination date.

6.	Transition Bonus.

a.	Although the Company is not otherwise obligated to do so, if you remain in service to the Company through the end of the Term, subject to Section 7 below, the Company will pay you a lump sum amount in cash equal to $281,250, less standard payroll deductions and withholdings. Any bonus payable under this Section 6(a) will be paid to you not later than the 30th day following the end of the Term, subject to the Release becoming effective prior to the date of payment.

b.	In the event that (i) you resign on or after August 29, 2014 but prior to the end of the Term or (ii) the Company determines that the Term shall end prior to August 29, 2014, you will not be entitled to any payment under Section 6(a) but, subject to Section 7 below, the Company will pay you a lump sum amount in cash equal to $150,000, less standard payroll deductions and withholdings. Any bonus payable under this Section 6(b) will be paid to you not later than the 30th day following the date your employment terminates, subject to the Release becoming effective prior to the date of payment.

7.	Release of Claims. The Company’s obligation to pay you any bonus under Section 6 above is contingent upon you timely signing and returning (and not revoking) a general release of all claims (“Release”) in the form attached hereto as Exhibit A. You will be given 21 days to consider the Release and the Release will take effect on the eighth day following the date of your signing, provided you do not timely revoke it by providing written notice to the Company.

8.	Return of Documents and Other Property. You agree that upon the termination of your services to the Company, you will return to the Company any and all records, documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business (whether present or otherwise) of the Company and its affiliates, and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment, and all other property of the Company or its affiliates in your possession or control.

9.	Withholding. The payments made by the Company under this Agreement will be reduced by all taxes and other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

10.	Section 409A. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

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11.	Miscellaneous.

a.	Merger Clause; Severability. This Agreement contains the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, your engagement as a Senior Advisor, and the termination of such engagement. In the event that your employment with the Company terminates prior to the end of the Term, this Agreement shall terminate immediately and become null and void in all respects. This Agreement shall not be construed strictly for or against you, the Company, Giraffe Holding, Inc. Gymboree Holding, Ltd. or any released party described in the Release. The provisions of this Agreement are severable, which means that if any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

b.	Amendment; Headings. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and the Company. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

c.	Continued Performance. The obligations of the Company to make payments to you and to provide you with benefits under this Agreement are expressly conditioned upon your continued full performance of your obligations under this Agreement. Nothing in this Agreement shall give you the right to continue as an employee or other service provider of the Company or any of its affiliates.

d.	Governing Law and Venue. This Agreement is governed by the laws of the state of California. The parties agree that California courts shall have exclusive jurisdiction and venue over any claim made by any of the parties hereunder. The parties further agree that the California courts have personal jurisdiction over the parties to this Agreement.

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If the terms of this Agreement are acceptable to you, please promptly sign, date and return it to the General Counsel of the Company.

THE GYMBOREE CORPORATION:

/s/ Mark Breitbard
Mark Breitbard
Chief Executive Officer

Accepted and Agreed:

/s/ Lynda Gustafson
Lynda Gustafson

Date: July 18, 2014

Exhibit A

Release of Claims

In exchange for the opportunity to earn a transition bonus as set forth in Section 6 of the letter agreement between you, The Gymboree Corporation (the “Company”) and Gymboree Holding, Ltd., dated July     , 2014 (the “Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of your heirs, executives, administrators, beneficiaries, personal representatives and assigns, you, LYNDA GUSTAFSON, agree that this release of claims (this “Release”) shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or relating to employment discrimination claims (including claims of race or sex discrimination and/or sexual harassment, and/or age) and/or retaliation under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, 29 U.S.C. § 626 (ADEA), the Genetic Information Nondiscrimination Act of 2008, and all employment discrimination claims arising under any similar state and local laws (including but not limited to the California Fair Employment and Housing Act), disputed wages, or claims for any back wages or overtime, claims for benefits (including any and all of employee benefit, fringe benefit, stock benefit, or severance-related programs, arrangements, and plans), claims for paid leave, and including claims under the Fair Labor Standards Act, the Equal Pay Act, the WARN Act, the Employee Retirement Income Security Act of 1974 (ERISA), the California Labor Code and applicable Wage Orders, and any similar state and local laws, disability discrimination claims under the Americans with Disabilities Act, and applicable state and local laws (including but not limited to the California Fair Employment and Housing Act), wrongful discharge and/or breach of contract claims, claims arising under the Family & Medical Leave Act or the California Family Rights Act, tort claims, including invasion of privacy, defamation, fraud, and infliction of emotional distress and any similar state and local laws, and/or any other federal, state or local laws, regulations or other requirement, and you hereby release and forever discharge the Company, its subsidiaries, affiliates and any direct or indirect parent (including but not limited to Giraffe Holding, Inc. and Gymboree Holding, Ltd.) or controlling companies and its subsidiaries and affiliates and all of their past, present, and future officers, directors, trustees, shareholders, employees, employee benefit plans, agents, general and limited partners, members, managers, joint venturers, investors, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights and claims. Further, you represent and warrant that you have not filed any such claim to date, nor have you assigned any such claim to any other person or entity.

This Release does not waive rights or claims you may have for worker’s compensation benefits but does include any claim for worker’s compensation discrimination under California Labor Code § 132a or otherwise. This Release also does not waive rights or claims under federal or state law that you cannot, as a matter of law, waive by private agreement, such as a right of indemnification under California Labor Code Section 2802. Additionally, nothing in this Agreement precludes you from filing a Complaint or participating in any investigation or proceeding before any federal or state agency, including the EEOC. However, while you may file a Complaint or participate in any proceeding conducted by a state or federal agency,

Exh. A-1

by signing this Release, you waive your right to bring a lawsuit against the Company and/or any of the Released Parties and waive your right to any individual monetary recovery in any action or lawsuit initiated by a federal or state agency, such as the EEOC.

RELEASE OF UNKNOWN CLAIMS: You understand and acknowledge that this Release extinguishes all claims, whether known or unknown, foreseen or unforeseen. You expressly waive any rights or benefits under Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

You fully understand that if any fact with respect to any matter covered by this Release is found hereafter to be other than or different from the facts you now believe to be true, then you expressly accept and assume that this Release shall be and remain effective, notwithstanding the difference in the fact or facts.

This Release creates legally binding obligations, and the Company therefore advises you to consult an attorney before signing it. In signing this Release, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Release, to consider its terms and to consult with an attorney, if you wished to do so; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, from the Company or any of its affiliates. You further acknowledge that your waiver and release do not apply to any rights or claims that may arise after the execution date of this Release.

If the terms of this Release are acceptable to you, you must sign, date and return it to the General Counsel of the Company within 21 days of the date you receive it. You may revoke this Release at any time during the seven-day period immediately following the date of your signing by written notice of such revocation to the undersigned. If you do not revoke it, then, at the expiration of that seven-day period, this Release will take effect as a legally binding agreement between you and the Company on the basis set forth above.

THIS RELEASE MUST BE SIGNED AND DELIVERED TO THE GENERAL COUNSEL OF THE GYMBOREE CORPORATION BY THE DEADLINE IN THE IMMEDIATELY PRECEDING PARAGRAPH IN ORDER FOR YOU TO RECEIVE THE PAYMENT DESCRIBED IN SECTION 6 OF THE AGREEMENT.

Accepted and Agreed:

Lynda Gustafson

Date:

Exh. A-2